Exhibit No. 16
Headway Corporate Resources, Inc.
Form 10-KSB
File No. 0-23170


       CONSENT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS


      We consent to the incorporation by reference in the Registration Statement of Headway Corporate Resources, Inc., and subsidiaries [formerly AFGL International, Inc. and subsidiaries] of our report dated March 27, 1996, on our audits of the consolidated statements of operations, stockholders' equity and cash flows of Headway Corporate Resources, Inc., and subsidiaries [formerly AFGL International, Inc. and subsidiaries] for the year ended December 31, 1995, which report is included in this Annual Report on Form 10-KSB. Effective July 1, 1996, Mortenson and Associates, P.C. changed its name to Moore Stephens, P.C.


                                   MOORE STEPHENS, P.C.
                                   Certified Public Accountants
Cranford, New Jersey
March 25, 1997